Exhibit 10.28

2024 Root Short-Term Incentive Plan

This 2024 Short-Term Incentive Plan (the “Plan”) of Root, Inc. (the “Company”) covers the period from January 1, 2024 through December 31, 2024. The purpose of the Plan is to promote the success of the Company by rewarding employees for outstanding business results, as well as motivating employees in a high-performance culture.

For 2024, incentive payments under the Plan will be awarded by a pool that is funded based on the measurement of identified company measure(s). Using this pool, leaders will be making awards to eligible employees based on their respective targets and achievement of individual performance objectives for the year.

Each eligible employee’s performance objectives may change from year to year as the Company continues to evolve and establish different priorities. The objectives will remain subject to the review and approval of the CEO and/or the Compensation Committee of the Board of Directors.

The Plan details are as follows:

1. Company Measures (funding the pool)

Measure	Weighting
Policy-in-Force Growth	50%
Accident Period Gross Loss Ratio	50%

Under the plan, Company performance may fund the pool between 0 and 200%. The maximum payment which can be made under the Plan based on the measures above only and individual performance is 300%.

In addition to payments earned as described above, if the targets for the Company Measures are attained, an additional payment may be earned based on attainment of a separate Fiscal Year aEBITDA1 metric equaling 10% of positive aEBITDA, prorated 20% to Senior Management, as designated by the Compensation Committee, and 80% to the other plan participants.

2. Payout Schedule:
If approved, the 2024 payments under the Plan will be paid out during the first quarter of 2025.

3. Eligibility:
Eligibility for the Plan is role-specific, as determined and communicated by management. To qualify for a payment under the Plan, an employee must be:
1 Policy-in-Force Growth, Accident Period Gross Loss Ratio, and Fiscal Year aEBITDA are defined in Exhibit A.

● hired on or prior to September 30, 2024 working in an award-eligible role; and
● actively employed at the time the payment is made.
4. Eligible Earnings:
A payment will be based on the eligible employee’s target expressed as a percentage of base salary and an individual performance factor between 0% and an amount that will not result in a total payout of more than 300% of the employee’s target. Except where an employee has had a change to their target percentage during the year, payment will be made based on the employee’s target percentage multiplied by base salary as of December 31, 2024, multiplied by the individual performance factor. For an employee whose target percentage changed during the year, payment will be made based on the sum of (i) the employee’s base salary immediately before the change to the target percentage multiplied by the prior target percentage and (ii) the employee’s base salary as of December 31, 2024 multiplied by the year-end target percentage, with each such component prorated by the number of days in each period, multiplied by the individual performance factor. Eligible earnings generally include all elements of base salary and hours worked including pay for regular hours worked, overtime, holidays, and PTO. Other bonus or incentive earnings are not included in eligible earnings for purposes of the Plan. Eligible earnings will also be prorated, based on hire date, for award-eligible employees that were not employed for the entire duration of the performance period.

5. Terms and Conditions:
“Actively employed” means that the employee is a current employee of the Company.

The Company intends for the benefits provided under the Plan to comply with, or be exempt from, the requirements of Internal Revenue Code Section 409A, the state and federal Family Medical Leave Act, the Americans with Disabilities Act, USERRA, and all other applicable state and federal laws, and the Plan will be interpreted to that end. The Company reserves the right to amend the Plan as necessary to comply with applicable federal and state laws.

Payments made under the Plan are offered at the sole discretion of the Company. The Company reserves the right to change, modify, or eliminate any provision of the Plan at any time, without notice. The Plan is not intended as a contract or a contract of employment. All employment with the Company is “at will,” which means that the Company or an employee may terminate the employment relationship at any time, with or without cause, and with or without notice.

Exhibit A – Company Measures Defined

Policy-in-Force Growth

We define policies in force as the number of current and active auto insurance policyholders underwritten by us as of the period end date. We view policies in force as an important metric to assess our financial performance because policy growth drives our revenue growth, expands brand awareness, deepens our market penetration, and generates additional data to continue to improve the functioning of our platform.

Accident Period Gross Loss Ratio

Gross accident period loss ratio, expressed as a percentage, represents all losses and claims expected to arise from insured events that occurred during the applicable period regardless of when they are reported and finally settled divided by gross premiums earned for the same period. Changes to our loss reserves are the primary driver of the difference between our gross accident period loss ratio and gross loss ratio. We believe that gross accident period loss ratio is useful in evaluating expected losses before the impact of reinsurance.

Fiscal Year aEBITDA

We define adjusted EBITDA, a non-GAAP financial measure, as net loss excluding interest expense, income tax expense, depreciation and amortization, share-based compensation, warrant compensation expense, restructuring charges, and write-off of prepaid marketing expense and reclassifications of certain sales and marketing expenses, and related legal and other fees, net of anticipated insurance recovery. After these adjustments, the resulting calculation represents expenses directly attributable to our operating performance.
We use adjusted EBITDA as an internal performance measure in the management of our operations because we believe it provides management and other users of our financial information useful insight into our results of operations and underlying business performance. Adjusted EBITDA should not be viewed as a substitute for net loss calculated under GAAP, and other companies may define adjusted EBITDA differently. Additionally, the Compensation Committee has the discretion to modify adjusted EBITDA for purposes of Root's performance bonus plan for unusual items as they arise and determine the appropriateness of adjustments to adjusted EBITDA.